Exhibit 5.1

September 29, 2023

Innovative International Acquisition Corp.

24681 La Plaza Ste 300

Dana Point, CA 92629

Ladies and Gentlemen:

We have acted as counsel to Innovative International Acquisition Corp., a Cayman Islands exempted company (the “Company”), in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”), of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of (i) 109,632,121 shares (the “Shares”) of Zoomcar Holdings, Inc.’s (“New Zoomcar”) common stock, par value $0.0001 per share (the “New Zoomcar Common Stock”) and (ii) 11,500,000 warrants to purchase New Zoomcar common stock (the “Warrants”), in connection with the Agreement and Plan of Merger and Reorganization, dated as of October 13, 2022 (the “Merger Agreement”), by and among the Company, Innovative International Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of IOAC (“Merger Sub”), Zoomcar, Inc., a Delaware corporation (“Zoomcar”), and Greg Moran, in the capacity as the representative of the Zoomcar stockholders (in such capacity, the “Seller Representative”) from and after the closing (the “Closing”) of the transactions contemplated by the Merger Agreement, providing for the merger of Merger Sub with and into Zoomcar, with Zoomcar as the surviving entity and wholly owned subsidiary of New Zoomcar.

The Shares consist of: (i) 2,710,421 shares of New Zoomcar common stock resulting from the automatic conversion of 2,710,421 of the Company’s issued and outstanding Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”) that were sold pursuant to the Company’s registration statement on Form S-1 (File No. 333-260089) as part of the units in the Company’s initial public offering (the “IPO”), by operation of law, on a one-for-one basis, into 2,710,421 shares of New Zoomcar common stock upon effectiveness of the Domestication (such resulting shares of New Zoomcar common stock, the “Domestication Public Shares”), (ii) 1,060,000 shares of New Zoomcar common stock resulting from the automatic conversion of the Company’s issued and outstanding Class A ordinary shares held by Innovative International Sponsor I LLC, a Delaware limited liability company (the “Sponsor”), Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC and Cantor Fitzgerald & Co., by operation of law, on a one-for-one basis, into shares of New Zoomcar common stock upon effectiveness of the Domestication and in accordance with the Merger Agreement (such resulting shares of New Zoomcar common stock, the “Domestication Private Shares”), (iii) 8,050,000 shares of New Zoomcar common stock resulting from the automatic conversion of Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), issued to the Sponsor on the date of the IPO, by operation of law, on a one-for-one basis, into shares of New Zoomcar common stock upon effectiveness of the Domestication (such resulting shares of New Zoomcar common stock, the “Domestication Founder Shares” and together with the “Domestication Public Shares” and “Domestication Private Shares”, the “Domestication Shares”); (iv) 47,272,871 shares of New Zoomcar common stock issuable as merger consideration pursuant to the Merger Agreement (such shares referred to in clause (iv), the “Merger Consideration Shares”); (v) 11,500,000 shares of New Zoomcar common stock issuable upon exercise of warrants to acquire Class A ordinary shares, which, as a result of the Domestication, will become warrants to acquire the same number of shares of New Zoomcar common stock; (vi) 585,057 shares of New Zoomcar common stock underlying the warrants issuable as consideration to the holders of warrants of Zoomcar exercisable into shares of Zoomcar’s Series E-1 preferred stock prior to the Business Combination; (vii) 2,496,918 shares of New Zoomcar common stock underlying the warrants issuable as consideration to the holders of warrants of Zoomcar exercisable into shares of Zoomcar’s Series E preferred stock prior to the Business Combination; and (viii) 35,956,854 shares of New Zoomcar common stock underlying the warrants issuable as consideration to the holders of warrants of Zoomcar exercisable into shares of Zoomcar’s common stock prior to the Business Combination (such shares referred to in clauses (v) through (viii) above, the “Warrant Shares”).

September 29, 2023

In connection with and prior to the consummation of the business combination contemplated by the Merger Agreement (the “Business Combination”), the Company will change its jurisdiction of incorporation (the “Domestication”) by effecting a deregistration under the Cayman Islands Companies Law (2021 Revision) and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication (the “Certificate of Domestication”) simultaneously with a certificate of incorporation (the “Certificate of Incorporation”), in each case in respect of the Company with the Secretary of State of the State of Delaware (the “DE Secretary of State”). The Domestication is expected to be effectuated prior to the Closing and is subject to the approval of the shareholders of the Company. We herein refer to the Company following effectiveness of the Domestication as New Zoomcar.

Upon effectiveness of the Domestication and in accordance with the Merger Agreement, the Company’s currently issued and outstanding ordinary shares will automatically convert by operation of law, on a one-for-one basis, into shares of New Zoomcar common stock. Similarly, all of the Company’s outstanding warrants will become warrants to acquire the corresponding shares of New Zoomcar common stock and no other changes will be made to the terms of any outstanding warrants as a result of the Domestication. The Business Combination is subject to satisfaction or waiver of a number of conditions, including, among others, approval and adoption of the Merger Agreement by the Company’s shareholders as well as completion of the Domestication.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.     the Registration Statement;

2.     the Merger Agreement;

3.     the Letter Agreement, dated as of October 26, 2021, by and among the Company, and each of the initial shareholders, directors and officers of the Company;

September 29, 2023

4.     the Stockholder Support Agreements, each dated October 13, 2022, by and among the Company and certain stockholders of Zoomcar;

5.     The Sponsor Support Agreement, dated October 13, 2022, by and among the Company, the Sponsor and Zoomcar;

6.     the form of Certificate of Incorporation of New Zoomcar to be adopted by the Company upon Domestication;

7.     the form of bylaws of New Zoomcar to be adopted by the Company upon Domestication (the “Bylaws”); and

8.     the Warrant Agreement, dated as of October 26, 2021, between the Company and American Stock Transfer & Trust Company (the “Warrant Agreement”).

In addition, we have examined originals or copies of such corporate records of the Company that we have considered appropriate; resolutions of the board of directors of the Company relating to, among other things, the Registration Statement, the Business Combination and the Domestication, certified by the Company; and such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have further assumed that, before the issuance of the Shares, the conditions to consummating the transactions contemplated by the Merger Agreement, including with respect to the filing procedure for effecting a domestication under Section 388 of the DGCL, will have been satisfied or duly waived.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

1.     Prior to effecting the Domestication: (i) the Registration Statement, as finally amended, will have become effective under the Act; (ii) the shareholders of the Company will have approved, among other things, the Merger Agreement and the Domestication; and (iii) all other necessary action will have been taken under applicable law to authorize and permit the Domestication, and any and all consents, approvals and authorizations from governmental and regulatory authorities required to authorize and permit the Domestication will have been obtained;

September 29, 2023

2.     The current draft of the Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date and the authorized capital, which includes at least 109,632,121 shares as authorized New Zoomcar Common Stock), will be duly authorized and executed and thereafter be duly filed with the DE Secretary of State in accordance with Section 103 of the DGCL, that no other certificate or document, other than the Certificate of Domestication as required under Section 388 of the DGCL, has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of the Company with any governmental or regulatory authority and that the Company will pay all fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation; and

3.     Each ordinary share outstanding immediately prior to the effectiveness of the Domestication was duly authorized, validly issued, fully paid and non-assessable under the laws of the Cayman Islands and has been entered in the register of members (shareholders).

4.     Each warrant of the Company and each warrant of Zoomcar outstanding immediately prior to the effectiveness of the Domestication was duly authorized by the Company and Zoomcar, respectively, and constitutes valid and legally binding obligations of the Company and Zoomcar, respectively.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.     Upon the effectiveness of the Domestication, the Domestication Shares will be duly authorized, validly issued, fully paid and non-assessable.

2.     The Merger Consideration Shares will have been duly authorized by all necessary corporate action on the part of New Zoomcar and, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Merger Agreement, the Merger Consideration Shares will be validly issued, fully paid and non-assessable.

3.     The Warrant Shares will have been duly authorized by all necessary corporate action on the part of New Zoomcar and, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the applicable warrant agreement, the Warrant Shares will be validly issued, fully paid and non-assessable.

4.     Upon effectiveness of the Domestication, each Warrant will be a valid and binding obligation of New Zoomcar, enforceable against New Zoomcar in accordance with its terms, except that (i) the enforceability of the Warrants may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and possible judicial action giving effect to governmental actions relating to persons or transactions or foreign laws affecting creditors’ rights and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (ii) we express no opinion as to the validity, legally binding effect or enforceability of any provision in the Warrants that requires or relates to adjustments to the conversion rate in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

September 29, 2023

The opinions expressed above are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or the Rules.

Very truly yours,

/s/ McDermott Will & Emery LLP

McDermott Will & Emery LLP